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                                                                     Exhibit 3.7




                           ARTICLES OF INCORPORATION
                                       OF
                            HERBALIFE PRODUCTS, INC.

ONE:      The name of this corporation is: HERBALIFE PRODUCTS, INC.

TWO:      The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE:    The name and address in this state of this corporations's
initial agent for service of process is:

                              Mark Hughes
                              9800 La Cienega Blvd.
                              Inglewood, CA 90301

FOUR:     This corporation is authorized to issue only one class of
shares, which shall be designated "common" shares. The total authorized number of such shares which may be issued is One Million (1,000,000) shares.

     Dated: November 30, 1984.

                                        /s/ Mark Hughes
                                        --------------------------
                                        Mark Hughes
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     I declare that I am the person who executed the above Articles of
Incorporation, and such instrument is my act and deed.

     Executed this 30th day of November, 1984, at Los Angeles, California.



                                             /s/ Mark Hughes
                                             -----------------------------------
                                             Mark Hughes


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